EX-99.(12)(a)

Stradley Ronon Stevens & Young, LLP 100 Park Avenue Suite 2000 New York, NY 10017 Telephone 212.812.4124 Fax 646.682.7180 www.stradley.com

October 25, 2024

Board of Trustees, Templeton China World Fund
300 S.E. 2nd Street
Fort Lauderdale, FL 33301-1923

Board of Trustees, Templeton Developing Markets Trust
300 S.E. 2nd Street
Fort Lauderdale, FL 33301-1923

Re:
Agreement and Plan of Reorganization (“Plan”) adopted as of July 10, 2024 by and among (i) Templeton China World Fund, a statutory trust created under the laws of the State of Delaware (the “Target Fund”); and (ii) Templeton Developing Markets Trust, a statutory trust created under the laws of the State of Delaware (the “Acquiring Fund”); and (iii) Templeton Asset Management, Ltd.

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization of the Target Fund, which will consist of: (i) the acquisition by the Acquiring Fund of substantially all of the property, assets and goodwill of the Target Fund in exchange solely for full and fractional Class A, Class C, Class R6 and Advisor Class shares of beneficial interest, with no par value, of the Acquiring Fund (the "Acquiring Fund Shares"); (ii) the distribution of Acquiring Fund Shares to the holders of Class A, Class C, Class R6 and Advisor Class shares of beneficial interest, with no par value, of the Target Fund (the "Target Fund Shares"), respectively, according to their respective interests in the Target Fund in complete liquidation of the Target Fund; and (iii) the dissolution of the Target Fund as soon as is practicable after the Closing, all upon the terms and conditions set forth in the Plan (such transaction, the “Reorganization”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

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Board of Trustees, Templeton China World Fund
Board of Trustees, Templeton Developing Markets Trust
October 25, 2024

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Plan, adopted as of the 10th day of July, 2024; (b) the Prospectus/Proxy Statement provided to shareholders of the Target Fund in connection with a Special Meeting of Shareholders held on October 14, 2024; (c) certain representations concerning the Reorganization made to us by the Acquiring Fund and the Target Fund in a letter dated October 25, 2024 (the "Representation Letter"); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that the Target Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter for the Target Fund and the Acquiring Fund, it is our opinion that for federal income tax purposes:

1. The acquisition by the Acquiring Fund of substantially all of the assets of the Target Fund, as provided for in the Plan, in exchange solely for Acquiring Fund Shares followed by the distribution by the Target Fund to its shareholders of Acquiring Fund Shares in complete liquidation of the Target Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

2. No gain or loss will be recognized by the Target Fund upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares under Sections 361(a) and 357(a) of the Code;

3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Target Fund in exchange solely for Acquiring Fund Shares under Section 1032(a) of the Code;

4. No gain or loss will be recognized by the Target Fund upon the distribution of Acquiring Fund Shares to its shareholders in complete liquidation of the Target Fund (in pursuance of the Plan) under Section 361(c)(l) of the Code;

5. The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the Reorganization under Section 362(b) of the Code;

Board of Trustees, Templeton China World Fund
Board of Trustees, Templeton Developing Markets Trust
October 25, 2024

6. The holding periods of the assets of the Target Fund received by the Acquiring Fund will include the periods during which such assets were held by the Target Fund under Section 1223(2) of the Code;

7. No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their Target Fund Shares solely for Acquiring Fund Shares (including fractional shares to which they may be entitled) under Section 354(a) of the Code;

8. The aggregate tax basis of Acquiring Fund Shares received by the shareholders of the Target Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of Target Fund Shares exchanged therefor under Section 358(a)(l) of the Code;

9. The holding period of Acquiring Fund Shares received by shareholders of the Target Fund (including fractional shares to which they may be entitled) will include the holding period of Target Fund Shares surrendered in exchange therefor, provided that the shareholder held Target Fund Shares as a capital asset on the Closing Date of the Reorganization under Section 1223(1) of the Code; and

10. The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-l(b) of the regulations issued by the United States Treasury (“Income Tax Regulations”)) the items of the Target Fund described in Section 381(c) of the Code, as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, if applicable, and the Income Tax Regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholders with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Acquiring Fund and the Target Fund of the undertakings in the Plan and the Representation Letter. Except as expressly set forth

Board of Trustees, Templeton China World Fund
Board of Trustees, Templeton Developing Markets Trust
October 25, 2024

above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP/KLW
STRADLEY RONON STEVENS & YOUNG, LLP

EXHIBIT A

TARGET FUND (AND TARGET SHARE CLASSES) AND TARGET ENTITY	ACQUIRING FUND (AND SHARE CLASSES) AND ACQUIRING ENTITY	CLOSING DATE
Templeton China World Fund	Templeton Developing Markets Trust	October 25, 2024
Class A	Class A
Class C	Class C
Class R6	Class R6
Advisor Class	Advisor Class